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                                                                   Exhibit 10.80

                     AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT NO. 3 to Employment Agreement is made and entered into as of 23rd day of December, 1997 by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the "Company") and EDWARD K. WISSING, a resident of the State of Tennessee (the "Executive").

         WHEREAS, the Executive and the Company, as the successor of Diversicare, Inc., are parties to that certain Employment Agreement dated October 1, 1991 as amended on June 10, 1994 and December 1, 1995 (the Employment Agreement as so amended is hereinafter referred to as the "Employment Agreement"); and

         WHEREAS, the parties desire to further amend the Employment Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in the Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

         1. Section VIII(A) is hereby amended by deleting the current clause in its entirety and substituting in it instead the following:

                  If the Executive's employment terminates due to either a Without Cause Termination or a Constructive Discharge as defined later in this Agreement, the Company will pay the Executive in a lump sum upon such Termination or Constructive Discharge an amount equal to the sum of (1) three hundred percent (300%) of his Base Salary as in effect at the time of such termination, plus (2) the annual incentive compensation Executive received for performance during the Company's immediately preceding fiscal year, multiplied by a fraction, the numerator of which is the total number of full calendar months during which the Executive was employed by the Company during the Company's current fiscal year prior to termination and the denominator of which is twelve (12); provided, however, that if such termination occurs during the first six
                  (6) months of the Company's then current fiscal year, that portion of the severance payment referenced in clause (2) will be reduced by twenty percent (20%) to eighty percent (80%) thereof. For example, if Executive's incentive compensation for the prior fiscal year was Sixty Thousand and No/100 Dollars ($60,000.00) and his employment with the Company was terminated as a result of a Without Cause Termination or a Constructive Discharge five and one-half (5-1/2) months after the beginning of the current fiscal year, that portion of the severance


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                  payment due to Executive pursuant to clause (2) above would be
                  Twenty Thousand and No/100 Dollars ($20,000.00), calculated as follows: 80% x $60,000.00 x 5/12 = $20,000.00. Earned but unpaid base salary and any accrued vacation will also be paid in a lump sum at such time. All benefits and perquisites to which Executive was entitled immediately prior to termination, including without limitation, health insurance, participation in the Company's Supplemental Executive Retirement Plan and all other benefits and perquisites described in this Agreement, will be continued for thirty-six (36) months. If the Executive's employment terminates due to either a Without Cause Termination or a Constructive Discharge, or pursuant to
                  Section XI, all stock options ("Options") granted to the Executive under the Company's 1991 Nonqualified Stock Option Plan, the Company's 1995 Nonqualified Stock Option Plan for Directors or any other stock option program or plan (each and collectively, the "Plan") shall be deemed vested, and the Company shall cause the Options to remain exercisable for thirty-six (36) months from the date of termination, subject to the ten (10) year term limit set forth in the governing Plan.

         2. The first paragraph of Section XI shall be amended by deleting in its entirety and substituting the following in it instead:

                  In the event there is a Change in Control of the ownership of the Company, the Executive may at any time within 12 months of the Change of Control resign upon written notice to the Company. In this event, the Company shall pay to the Executive in a lump sum upon such resignation an amount equal to the sum of: (1) three hundred percent (300%) of his Base Salary as in effect of the time of such resignation, plus (2) the annual incentive compensation Executive received for performance during the Company's immediately preceding fiscal year, multiplied by a fraction, the numerator of which is the total number of full calendar months during which the Executive was employed by the Company during the Company's current fiscal year prior to termination and the denominator of which is twelve (12); provided, however, that if such termination occurs within six (6) months following such Change of Control, that portion of the severance payment referenced in clause (2) will be reduced by twenty percent (20%) to eighty percent (80%) thereof. For example, if Executive's incentive compensation for the prior fiscal year was Sixty Thousand and No/100 Dollars ($60,000.00) and his employment with the Company was terminated as a result of a Change in Control five and one-half (5-1/2) months after the beginning of the current fiscal year, that portion of the




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                  severance payment due to Executive pursuant to clause (2)
                  above would be Twenty Thousand and No/100 Dollars ($20,000.00), calculated as follows: 80% x $60,000.00 x 5/12 =
                  $20,000.00. In addition, earned but unpaid Base Salary and any accrued vacation will be paid on a pro-rata basis for the year in which resignation occurs. Any options granted to the Executive prior to the Change of Control will be fully vested upon a Change in Control regardless of whether Executive is terminated or resigns. All benefits and perquisites to which Executive was entitled immediately prior to resignation, including without limitation, health insurance, participation in the Company's Supplemental Retirement Plan and all other benefits and perquisites described in this Agreement, will also be continued for thirty-six (36) months from the effective date of termination pursuant to a Change in Control.

         3. Section XI shall be further amended by adding the following as a new third paragraph:

                  Notwithstanding the above, no amount shall be payable hereunder to the extent that it would result in the imposition of an excise tax under Internal Revenue Code Section 4999, and the severance amount payable above shall be automatically reduced to the extent necessary to avoid such result.

         4. The Company and Executive agree that, except as expressly set forth herein, the terms and conditions of the Employment Agreement remain unchanged and in full force and effect.

         This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Tennessee.



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         IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to
Employment Agreement as of the date first above written.

                               AMERICAN HOMEPATIENT, INC.



                               By:
                                   --------------------------------------------

                               Title:
                                      -----------------------------------------



                               ------------------------------------------------
                               EDWARD K. WISSING




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